EXHIBIT 2.2

               AGREEMENT AND PLAN OF MERGER AND EXCHANGE OF STOCK
               --------------------------------------------------

     THIS AGREEMENT AND PLAN OF MERGER AND EXCHANGE OF STOCK ("Agreement") is made and entered into as of the 31st day of January, 2001, by and among RETURN ON INVESTMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("ROI"), whose address is 1825 Barrett Lakes Blvd., Suite 260, Kennesaw, GA 30144, NET400 ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Georgia and a wholly-owned subsidiary of ROI (the "Subsidiary"), whose address is 1825 Barrett Lakes Blvd., Suite 260, Kennesaw, GA 30144, NET400, INC., a corporation organized and existing under the laws of the State of Georgia ("Net400"), whose address is 166 Towne Lake Parkway, Woodstock, GA 30188, Wilton M. Rooks, an individual resident of Florida ("Rooks"), whose address is 151 Santa Monica Avenue, St. Augustine, FL 32084, and Elizabeth P. Murdock, an individual resident of Georgia ("Murdock"), whose address is 1062 Atherton Lane, Woodstock, GA 30189 (Rooks and Murdock, individually referred to as a "Net400 Shareholder" and collectively referred to as the "Net400 Shareholders").

                              W I T N E S S E T H:
                               -------------------

     WHEREAS, the Net400 Shareholders are the owners of over 80% of the issued and outstanding shares of the no par value common stock of Net400; and

     WHEREAS, the parties hereto desire to merge the Subsidiary with and into Net400 by exchanging all of the issued and outstanding shares of Net400 common stock (the "Net400 Common Stock") for a total of 300,000 shares of the $.01 par value common stock of ROI as restricted in accordance with securities laws, ROI's bylaws, and the Escrow Agreement as defined herein (the "ROI Common Stock"), all subject to the terms, provisions, conditions and limitations set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do hereby mutually covenant and agree as follows:

     1.   THE MERGER

     (a) THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with and in accordance with Section 14-2-1101, et seq. of the Georgia Business Corporation Code (the "GBCC"), the Subsidiary shall be merged with and into Net400 at the Effective Time (as defined in Section 1(c) hereof). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease, and Net400 shall continue as the surviving corporation (the "Surviving Corporation") under the name Net400, Inc. and shall succeed to and assume all the rights and obligations of Net400 and the Subsidiary in accordance with the GBCC.

     (b) THE CLOSING; EFFECTIVE DATE. The closing of the Merger contemplated by this Agreement (the "Closing") shall take place on February 1, 2001, or at such other time and on such other date as is agreed to by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in
Section 7) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 7 at such location as the parties may agree. If all of the parties hereto do not agree in writing to extend the Closing Date beyond March 31, 2001, and the Closing does not occur on or prior to such date, any party to this Agreement may, at its sole option, terminate this Agreement by notifying the other parties in writing of such termination. Upon such termination, each party shall be responsible for its own costs and expenses related to this Agreement and no party shall have any obligation hereunder except for those obligations that have been expressly agreed to herein or agreed to in writing in a separate document as surviving the termination of this Agreement.

     (c) EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with Section 14-2-1105 of the GBCC and shall make all other filings or records required under the GBCC as soon as practical on or after the Closing Date. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the Secretary of State of the State of Georgia or at such other time as the Subsidiary and Net400 shall agree as specified in the Articles of Merger but

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not  exceeding  30 days after the date the  Articles of Merger are  accepted for record by the Secretary of State of the State of Georgia (the "Effective Time").

     (d)  EFFECT OF MERGER ON THE CONSTITUENT CORPORATIONS.

          (1) GENERAL. The Merger shall have the effect set forth in Section 14-2-1106 of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Subsidiary and Net400 (together, the "Constituent Corporations"), (ii) all obligations belonging to or due each of the Constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed,
     (iii) title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger, (iv) all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and (v) the Surviving Corporation shall be liable for all of the debts and obligations of each of the Constituent Corporations, and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

          (2) ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Net400, in effect as of the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

          (3) BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Net400 shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the GBCC, the Articles of Incorporation of the Surviving Corporation and said Bylaws.

          (4) DIRECTORS. The Board of Directors of Net400 at the Effective Time shall, from and after the Effective Time, be the Board of Directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and applicable law.

          (5) OFFICERS. The officers of Net400 at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          (6) ASSETS, LIABILITIES. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Constituent Corporations shall be taken upon the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

          (7) TAX TREATMENT. The parties hereto acknowledge that for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     2. EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

     (a) EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of either of the Constituent Corporations:

          (1) CANCELLATION OF TREASURY STOCK. Each share of Subsidiary Stock that is owned by the Subsidiary or by any subsidiary of the Subsidiary shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration (as hereinafter defined) shall be delivered in exchange therefor.

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          (2)  CONVERSION OF COMPANY  STOCK.  All of the issued and  outstanding shares of Net400 Common Stock shall at the Effective Time be converted into 300,000 shares of ROI Common Stock reduced by the number of shares at the rate of $3.75 each for any amount over $200,000.00 in the net difference between the Net400 liabilities and the cash and receivables as of the Closing Date (the "Merger Consideration"). The number of shares of ROI Common Stock referred to throughout this Agreement shall be adjusted from
     time  to  time  to  reflect  any  stock   splits  or  stock   dividends  or
     reclassification of capital structure that occur after the date of this Agreement. As of the Effective Time, all such Net400 Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate evidencing any Net400 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2(b) hereof.

          (3) SUBSIDIARY STOCK. As of the Effective Time, all of the issued and outstanding shares of Subsidiary common stock shall be converted into 1,000 shares of Net400 Common Stock.

     (b) EXCHANGE OF CERTIFICATES. Upon the terms, subject to the conditions and in reliance upon the representations and warranties contained herein and subject to the Escrow Agreement, upon the proper surrender at Closing to ROI by the Net400 Shareholders of the certificate or certificates which immediately prior to the Closing represented outstanding shares of Net400 Common Stock (the "Certificates") that are to be exchanged pursuant to Section 2(a) for the Merger Consideration, the Net400 Shareholders shall be entitled to receive in exchange therefor the Merger Consideration set forth opposite such Net400 Shareholder's name on the Net400 Shareholders List (as defined in Section 6(d) hereof) subject to adjustment as described herein.

     3.   CLOSING OBLIGATIONS.

     (a) Closing Obligations of Net400 and the Net400 Shareholders. At the Closing, Net400 and the Net400 Shareholders shall deliver to ROI the following:

          (1) certificates representing all of the Net400 Common Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to ROI along with a release from each shareholder in form and substance satisfactory to ROI;

          (2) an executed Employment Agreement between ROI and Murdock, the form of which is attached hereto as Schedule A-1;

          (3) an executed Services Agreement between ROI and Rooks, the form of which is attached hereto as Schedule A-2;

          (4) a certificate, dated the Closing Date, stating that (i) the representations and warranties of Net400 and the Net400 Shareholders contained in this Agreement or any Schedule are true and correct in all material respects on and as of the Closing Date, and (ii) Net400 and the shareholders of Net400 have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

          (5) an executed Escrow Agreement, the form of which is attached hereto as Schedule B.

          (6) an executed Proxy from each shareholder, the form of which is attached hereto as Schedule C.

     (b) Closing Obligations of ROI. At the Closing, ROI shall deliver to the Net400 Shareholders the following:

          (1) the Merger Consideration (or evidence that the ROI Common Stock certificates representing the Merger Consideration have been duly ordered from ROI's stock transfer agent less any shares that may be required for adjustments as described herein);

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          (2) an executed Employment Agreement between ROI and Murdock, the form of which is attached hereto as Schedule A-1;

          (3) an executed Services Agreement between ROI and Rooks, the form of which is attached hereto as Schedule A-2;

          (4) a certificate, dated the Closing Date, stating that (i) the representations and warranties of ROI contained in this Agreement or any Schedule are true and correct in all material respects on and as of the Closing Date, (ii) ROI has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (5) an executed Escrow Agreement, the form of which is attached hereto as Schedule B.

     4.   APPROVALS.

     (a) The Net400 Shareholders and Net400 have approved this Agreement and the transactions contemplated herein. Prior to the Closing Net400 and the Net400 Shareholders shall have taken any and all action required for the Merger.

     (b) The ROI Board of Directors has approved this Agreement and the transactions contemplated herein. The shareholders holding at least 65% of the outstanding shares of common stock of ROI must approve the Merger prior to the Closing. If such approval is not obtained on or before March 31, 2001, any party to this Agreement may, at its sole option, terminate this Agreement by notifying the other parties in writing of such termination. Upon such termination, each party shall be responsible for its own costs and expenses related to this Agreement and, except as expressly agreed to herein, no party shall have any obligation hereunder.

     5. REPRESENTATIONS AND WARRANTIES OF ROI. Except for the approvals described in 4(b) hereof, ROI represents and warrants to the Net400 Shareholders that the following representations and warranties are true and correct in all material respects as of the Closing:

     (a) ROI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) ROI has the requisite corporate power and authority to execute and deliver this Agreement and the Employment Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Employment Agreement by ROI and the consummation by ROI of the transactions contemplated herein and therein have been duly authorized by ROI's Board of Directors and, except for the approval of the ROI shareholders, no other corporate or other proceedings on the part of ROI or the ROI shareholders are necessary to authorize this Agreement and the Employment Agreement or for ROI to consummate the transactions contemplated hereunder and thereunder. This Agreement has been duly and validly executed and delivered by ROI and constitutes, and the Employment Agreement when executed and delivered at Closing will constitute, a valid and binding agreement of ROI, enforceable against ROI in accordance with their terms, except as enforceability may be limited by creditors' rights, bankruptcy, insolvency and general principles of equity.

     (c) Neither the execution, delivery or performance of this Agreement or the Employment Agreement by ROI, nor the consummation by ROI of the transactions contemplated hereunder or thereunder, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of ROI, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission, except for filings or approvals required under applicable federal or state securities laws and the filing of the Articles of Merger, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature, on any property or asset of ROI pursuant to any of the terms, conditions or provisions of any contract, agreement, lease, intellectual property license, note, bond, mortgage, indenture, license, or other instrument or obligation to which ROI is a party or by which it is bound or (iv) to the best knowledge of ROI,

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violate any law, order, writ, injunction, decree, statute, rule or regulation of any governmental entity applicable to ROI or any of its properties or assets, except, in the case of clauses (ii), (iii) and (iv), where failures to make such filing or obtain such authorization, consent or approval would not have, or
where  such   violations,   breaches  or  defaults  or  liens  would  not  have,
individually or in the aggregate, a material adverse effect.

     (d) To the best of ROI's knowledge, the representations contained in this subsection (d) are complete and accurate. Any and all securities issued by ROI have been issued in compliance with Federal and State securities laws. ROI has filed with the Securities and Exchange Commission all of the documents ("ROI SEC Documents") that it was required to file through the date of this Agreement. As of their respective dates, the ROI SEC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the ROI SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations promulgated under such statutes. The financial statements contained in the ROI SEC Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of ROI required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of ROI at said date and the results of operations and cash flows of ROI for the periods then ended.

     6. REPRESENTATIONS AND WARRANTIES OF NET400 AND ROOKS. Net400 and Rooks respectively (and not jointly) represents and warrants to ROI that the following representations and warranties pertaining to Net400 contained herein are true and correct in all material respects as of the Closing:

     (a) Net400 is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Complete and correct copies of Net400's charter documents and all amendments thereof to date, certified by the Secretary of State of Georgia, and the by-laws, as amended to date, certified by an officer of Net400 will be delivered to ROI at the Closing.

     (b) Net400 and the Net400 Shareholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein have been duly authorized by Net400's Board of Directors and the Net400 Shareholders and no other corporate or other proceedings on the part of Net400 or the Net400 Shareholders are necessary to authorize this Agreement and the Employment Agreement or to consummate the transactions contemplated hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Net400 and the Net400 Shareholders and constitutes a valid and binding agreement of Net400 and the Net400 Shareholders, enforceable against Net400 and the Net400 Shareholders in accordance with its terms, except as enforceability may be limited by creditors' rights, bankruptcy, insolvency and general principles of equity.

     (c) Neither the execution, delivery or performance of this Agreement or the Employment Agreement, nor the consummation of the transactions contemplated hereunder or thereunder, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of Net400, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission, except for filings or approvals required under applicable federal or state securities laws and the filing of the Articles of Merger, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature, on any property or asset of Net400 pursuant to any of the terms, conditions or provisions of any contract, agreement, lease, intellectual property license, note, bond, mortgage, indenture, license, or other instrument or obligation to which Net400 is a party or by which it is bound or (iv) to the best knowledge of Net400, violate any law, order, writ, injunction, decree, statute, rule or regulation of any governmental entity applicable to ROI or any of its properties or assets, except, in the case of clauses (ii), (iii) and (iv), where failures to make such

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filing or obtain  such  authorization,  consent or approval  would not have,  or
where  such   violations,   breaches  or  defaults  or  liens  would  not  have,
individually or in the aggregate, a material adverse effect.

     (d) Prior to the Closing, Net400 shall provide ROI with a list of all shareholders of Net400 containing the name, address, social security number, and number of Net400 shares owned by each shareholder immediately prior to the Closing (the "Net400 Shareholder List"). The Net400 Shareholder List will contain a complete and accurate listing of all outstanding shares and other securities of Net400 of any kind, whether debt or equity. There are no outstanding options or warrants of any kind for the purchase of shares or any other securities of Net400, whether debt or equity.

     (e) Net400 and the shareholders listed on the Net400 Shareholder List have the requisite authority and capacity to perform the Merger.

     (f) The Net400 Shareholders are the owners of record of over 80% of the Net400 Common Stock and the shareholders listed on the Net400 Shareholder List are the owners of record of all of the Net400 Common Stock and are entitled to transfer such Net400 Common Stock in accordance herewith.

     (g) By virtue of acquiring the Net400 Common Stock hereunder, ROI shall be entitled to any and all rights and privileges to which the shareholders listed on the Net400 Shareholder List are entitled by virtue of owning the Net400 Common Stock.

     (h) Other than the Net400 Common Stock as shown on the Net400 Shareholder List, each of the shareholders owns no other shares of common stock of Net400 and has not transferred or caused Net400 to issue any shares of common stock of Net400 to anyone else.

     (i) There is no material litigation pending or threatened against or relating to the shareholders listed on the Net400 Shareholder List, or any of them, that would affect the Net400 Common Stock or the transaction contemplated by this Agreement.

     (j) There is no effective order, decree or judgment of any court to which the shareholders listed on the Net400 Shareholder List, or any of them, are a party that would affect the Net400 Common Stock or the transaction contemplated by this Agreement.

     (k) The shareholders listed on the Net400 Shareholder List have good title to the Net400 Common Stock to be transferred pursuant to this Agreement; such Net400 Common Stock are validly issued and outstanding, and are paid for in full; and each of the shareholders listed on the Net400 Shareholder List has full legal right, power and authority to sell, assign and transfer the Net400 Common Stock to ROI pursuant to this Agreement.

     (l) Schedule E, which is attached hereto and thereby made an integral part hereof, contains the unaudited financial statements of Net400 for the fiscal years ended December 31, 1998, 1999, and 2000. All such financial statements are accurate and complete in all material respects. Except as disclosed on Schedule E, there is no material litigation pending or threatened against Net400 and there are no delinquent taxes of any kind. Schedule E-1, which is attached hereto and thereby made an integral part hereof, contains a list of the intellectual property of Net400 indicating whether or not each such item of intellectual property is reflected on the Balance Sheet. Except as noted on said Schedule E-1, Net400 is the owner of all such intellectual property and has granted no rights of any kind related to the intellectual property to any other party except for licenses granted in the ordinary course of business and said licenses are listed on Schedule E-1. Schedule E-2, which is attached hereto and thereby made an integral part hereof, contains a list of tangible assets of Net400 whether or not such assets are reflected on the Balance Sheet. Except as set forth in Schedule E-2, none of the personal property listed therein is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement. Except as noted on Schedule E-2, Net400 is the owner of all such assets and has granted no rights of any kind related to the assets to any other party. Except as noted on the Schedules, Net400 has good, valid and marketable title to all of its property and assets (whether real, personal or mixed and whether tangible or intangible) free and clear of all liens. Net400 does not own any real property.

     (m) Schedule F attached hereto contains a correct and complete list of every written contract, agreement, relationship or commitment, and every material oral contract, commitment, agreement or relationship, to which the Company is a party or by which the Company is bound (collectively, the "Material Contracts"). True and complete copies of all Material Contracts have been furnished to ROI. Except as set forth on Schedule F, (a) all of the Material

Contracts are in full force and effect, (b) Net400 is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Net400, under any Material Contract or any other obligation owed by Net400, and (c) to the knowledge of Net400 and the Net400 Shareholders, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any other party to any such Material Contract or obligation. Net400 does not have any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due), except (a) liabilities and obligations under Material Contracts or other liabilities and obligations described on the attached Schedule F, (b) liabilities and obligations included in the financial statements on Schedule E, and (c) liabilities and obligations which have arisen after December 31, 2000, in the ordinary course of business, consistent with past custom and practice (none of which is a liability resulting from breach of contract, environmental matters, breach of warranty tort, infringement, claims or lawsuits).

     (n) Except as set forth on Schedule E, Net400 (i) has timely filed all Tax Returns (as hereinafter defined) required to be filed by it for all periods ending on or prior to the Closing, and such tax returns are true, correct and complete in all material respects, (ii) has duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Closing (whether or not shown on any Tax Return), and (iii) has not filed for an extension to file any Tax Return not yet filed. No claim has been made by any authority in a jurisdiction where Net400 does not file a Tax Return that Net400 is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of Net400. Except as set forth on Schedule E, Net400 has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Net400 Financial Statements are adequate to cover all Taxes for all periods ending on or prior to December 31, 2000, and there are no liens for Taxes upon any property or asset of Net400, except for liens for Taxes not yet due. Except as set forth on Schedule E, Net400 has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

     (o) Any and all securities issued by Net400 have been issued in compliance with Federal and State securities laws. Any and all filings required any governmental authority have been filed by Net400 on a timely basis and such filings are true and correct in all material respects.

     (p) Net400 does not have, directly or indirectly, any ownership interest in any other entity.

     (q) Since December 31, 2000, Net400 has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of Net400. Without limitation of the foregoing and except as described herein, since December 31, 2000, and through the Closing Date, Net400 has not and will not have:

          (i) sold, assigned or transferred any of the assets of its business or mortgaged, pledged or subjected them to any Lien, charge or other restriction;

          (ii) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to its business or any portion thereof, or any of the intellectual property or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any intellectual property;

          (iii) made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement;

          (iv) conducted its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the usual and ordinary course of business consistent with past custom and practice;

          (v) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director;

          (vi) suffered any material loss, damage, destruction or casualty loss to its business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

          (vii) declared, set aside or paid any dividend or distribution of cash or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payments to any stockholder;

          (viii) amended or authorized the amendment of its charter documents or by-laws;

          (ix) made any capital expenditures or commitments therefor in excess of $10,000;

          (x) paid any bonuses or compensation other than regular salary payments, or increased the salaries, or paid any debt, to any stockholder, director, officer, or employee, or entered into any employment, severance, or similar contract with any director, officer, or employee;

          (x) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

          (xi) cancelled or waived any claims or rights with a value in excess of $10,000;

          (xii) materially changed its accounting methods;

          (xiii) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

          (xiv) committed to any of the foregoing.

     (r) Net400 has not at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

     (s) Schedule G attached hereto contains a correct and complete list setting forth (a) the name, job title, current salary, accrued vacation and years of employment for each employee of Net400, and (b) the names and total annual compensation for all independent contractors who render services on a regular basis to Net400. Except as set forth on Schedule G, no employee or independent contractor of Net400 has received any bonus or increase in compensation and there has been no general increase in the compensation or rate of compensation payable to any employees or independent contractors of Net400 since December 31, 2000, nor has there been any change in any Employee Benefit Plan or any promise by Net400 to employees or independent contractors orally or in writing of any bonus or increase in compensation or a general increase or change in any Employee Benefit Plan, whether or not legally binding. Net400 is not a party to or obligated with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred during Net400's operation of its business, or is pending or, to the knowledge of Net400 and the Net400 Shareholders, threatened against Net400; nor does Net400 or the Net400 Shareholders know any basis for any such allegation, charge, or complaint. Net400 has materially complied with all applicable legal requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security, unemployment and other Taxes. There are no administrative charges or court complaints pending or, to the knowledge of Net400 and the Net400 Shareholders, threatened against Net400 before the U.S. Equal Employment Opportunity Commission or any Governmental Entity concerning alleged employment discrimination or any other matters relating to the employment of labor; there is no unfair labor practice charge or complaint relating to the business of Net400 pending or, to the knowledge of Company and the Net400 Shareholders, threatened against Net400 before the National Labor Relations Board or any similar state or local body; and, to the knowledge of Net400 and the Net400 Shareholders, no such charges or complaints have been brought against Net400.

     (t) Schedule H is a complete and accurate list of the company names, contact names, addresses, phone and facsimile numbers of all customers of Net400 who have purchased services and/or goods from Net400 since inception and all of the sales prospects of Net400, and Net400 will deliver to Purchaser within ten
(10) days after the Closing an updated list of all customers and prospects with any and all information Net400 has regarding such customers and prospects. Net400 has not received any written or, to the knowledge of Net400 and Net400 Shareholders, oral notice, and Net400 does not have any knowledge, that any customer of Net400 intends to discontinue or substantially diminish or change its relationship with Net400 on account of the transactions contemplated herein or otherwise (except as noted on Schedule H).

     (u) None of Net400, the shareholders listed on the Net400 Shareholder List, or any of their affiliates has employed or used the services of any finder or broker in connection with the transactions contemplated herein.

     7. CONDITIONS PRECEDENT TO CLOSING. The parties covenant and agree that the Closing of the Merger shall be subject to the fulfillment of each of the following covenants and agreements, each of which constitutes a condition precedent to the obligations of the parties hereunder:

     (a) The shareholders holding at least 65% of the outstanding shares of common stock of ROI shall have approved the Merger.

     (b) Net400 shall make available to ROI any and all data, records, and other information as ROI, in its sole discretion, deems necessary to perform due diligence prior to the Closing and said Closing shall be contingent upon ROI's approval based on the results of said due diligence.

     (c) At the Closing, Murdock shall enter into the Employment Agreement with ROI.

     (d) At the Closing, Rooks shall enter into the Services Agreement with ROI.

     (e) At the Closing, Rooks and ROI shall enter into the Escrow Agreement.

     (f) Prior to or at the Closing, ROI and Patrick Townsend and Associates shall enter into an agreement related to the software marketed by Net400 on terms and conditions acceptable to ROI.

     8. LEGEND ON SHARES; PIGGYBACK REGISTRATION. Each certificate for shares of ROI Common Stock issued hereunder, unless at the time of exercise such shares are registered under the Act, shall bear the following legend (and any additional legend required by the any national securities exchanges upon which such shares may, at the time of such exercise, be listed or under applicable securities laws):

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. They may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of in the absence of registration under said Act and all other applicable securities laws, unless an exemption from registration is available.

The shareholders listed on the Net400 Shareholder List each will agree to hold the shares of ROI Common Stock for a minimum of two (2) years after the Closing. Except for the foregoing minimum holding period, the shareholders shall have unlimited piggyback registration rights for any shares of ROI Common Stock issued hereunder. If, after the foregoing minimum holding period, ROI at any time proposes for any reason to register any of its securities under the Securities Act of 1933, as amended (the "Act"), it shall each such time promptly give written notice to the shareholders of its intention to do so, and upon the written request, given within thirty (30) days after receipt of any such notice, of any of the shareholders to register any shares of ROI Common Stock held by any of them, ROI shall cause all such shares to be registered under the Act, all to the extent requisite to permit the sale or other disposition by any of the shareholders of the shares respectively held by them so registered. ROI, at its sole expense, shall take all actions required and prepare and file any and all documents required under the Act or any other securities or "blue sky" laws of any jurisdictions reasonably requested by the shareholders or by the Securities and Exchange Commission or any other regulatory agency.

     9. ASSIGNMENT. Except as permitted herein, none of the parties to this Agreement may assign its respective rights and obligations hereunder without the prior written consent of the other parties hereto.

     10. TERMINOLOGY AND SECTION HEADINGS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     11. BINDING EFFECT. Subject to the restrictions on assignments set forth in this Agreement, this Agreement and the rights of the parties hereunder shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns. Whenever in this Agreement a reference is made to one of the parties, such reference shall be deemed to include a reference to the legal representatives, successors and assigns of such party.

     12. SEVERABILITY. This Agreement shall be governed by and construed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     13. INTERPRETATION. In construing the terms and provisions of this Agreement, it is understood and agreed that no court or other interpretive body shall apply a presumption that the terms of this Agreement shall be more strictly or particularly construed against one party hereto by reason of the fact that said party, either directly or through its agents, prepared this Agreement, it being understood and agreed that all parties, either directly or through their agents, have fully participated in the preparation hereof.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, excluding any conflict of law provisions. Any litigation to enforce or interpret this Agreement shall take place in the state courts of Cobb County, Georgia, or the federal courts for the Northern District of Georgia.

     15. ENTIRE AGREEMENT. Except as specifically provided in this Agreement to the contrary, this Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and no modification hereof shall be effective unless made a supplemental agreement in writing executed by all of the parties hereto.

     16. PUBLIC DISCLOSURE. Except as required by law, no party to this Agreement other than ROI is permitted to make any written or oral statements or disclose any information related to this Agreement and the transactions contemplated hereby without the prior written consent of ROI.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in multiple counterparts, each of which shall be deemed an original, with their respective seals affixed thereto all as of the date and year first above written.

                                        RETURN ON INVESTMENT CORPORATION


     Attest: /s/ NORMAN HAYES           By: /s/ CHARLES PECCHIO, JR.
             --------------------           --------------------------------
     Its:  Secretary                    Its:  President

     [CORPORATE SEAL]

                                        NET400 ACQUISITION CORPORATION


     Attest: /s/ NORMAN HAYES           By: /s/ CHARLES A. MCROBERTS
             --------------------           --------------------------------
     Its:  Secretary                    Its:  President

     [CORPORATE SEAL]

                                        NET400, INC.


     Attest: /s/ WILTON M. ROOKS        By: /s/ WILTON M. ROOKS
             --------------------           --------------------------------
     Its:  Secretary                    Its:  President

     [CORPORATE SEAL]


                                        NET400 SHAREHOLDERS:


                                        /s/ WILTON M. ROOKS (SEAL)
                                        ------------------------------------
                                        WILTON M. ROOKS


                                        /s/ ELIZABETH P. MURDOCK(SEAL)
                                        ------------------------------------
                                        ELIZABETH P. MURDOCK